EXHIBIT 10.1

FIRST AMENDMENT dated April 29, 2011,
to the LOAN AGREEMENT dated December 17, 2009

     This First Amendment, dated effective April 29, 2011 (“Amendment”), is made to the Loan Agreement dated effective December 17, 2009 (“Agreement”), between AMREP SOUTHWEST INC., a New Mexico corporation (the "Borrower"), and  COMPASS BANK ("Bank").

1.           This Amendment is made pursuant to Section 7.5 of the Agreement.

2.           All capitalized terms have the meaning defined in the Agreement unless a specific definition for such term is contained in this Amendment.

3.           Borrower has requested that the Bank extend the maturity of the Note dated December 17, 2009 in the original principal amount of $22,500,000, and the Bank has agreed to such requested maturity extension upon the following terms and conditions:

a.
Borrower has in conjunction with the execution and delivery of this First Amendment, by payment of a $3,125,000 principal reduction and all accrued interest, reduced the principal balance of the Note to $19,339,000.00.  The Note continues to be non-revolving and no re-advance of principal shall be made.

b.	Borrower shall pay to Bank a minimum quarterly principal payment of $625,000, due June 15, 2011, September 15, 2011, December15, 2011, March 15, 2012, and June 15, 2012.

c.
Borrower shall pay to Bank each quarter, beginning with the quarterly period ending June 15, 2011, a principal payment of 50% of all net cash from sales of land received by Borrower in each quarter.  The term “net cash from sales of land” as used herein shall mean the actual cash amount received by Borrower pursuant to a real estate sale after deduction for any and all closing costs, costs of sale and any other deductions shown on the applicable closing statement or directly related to the sale of such real estate, plus the actual cash amount received by Borrower during the applicable quarter from any periodic payments made pursuant to a real estate installment sale.  Principal payments made in each quarter, from such land sales, shall apply as a credit to the required $625,000 quarterly principal payment in that same quarter.  In the event principal payments from such 50% of net cash from sales of land in any quarter exceed the $625,000 minimum quarterly payment requirement, such excess shall not reduce the minimum required payment due in any future quarter.

d.	The Maturity Date of the Note is extended to September 1, 2012. The entire remaining Note balance shall be due and payable in full on September 1, 2012.

e.
In conjunction with the execution of this Amendment, Borrower shall pay all accrued interest on the Note and shall reimburse Bank (and any other participating bank) for all legal fees, title searches, policy endorsements, and recording fees incurred in conjunction with this Amendment.

f.	Borrower and Bank shall execute and record a Modification of the December 17, 2009 Mortgage, in form acceptable to the Bank.

g.	The Debt Service Coverage Ratio requirement of Section 4.4(b) of the Agreement is deleted.

h.
In conjunction with the execution of this Amendment, Borrower will increase the interest reserve required by Section 4.11 to $500,000. In future, the deposit required to replenish such reserve shall be made within 10 business days after the reserve balance is reduced below $500,000.

i.	A fourth requirement is added to Section 4.12 RELEASE OF COLLATERAL:
4) Borrower has paid to Bank the required 50% of net cash from sales of the Collateral for which the release of Mortgage is requested.

j.
The Bank waives Borrower’s non-compliance with the maximum loan to value limitation required by Section 4.10 of the Agreement, to the date of this Amendment only.  Upon payment of the principal reduction required under paragraph 3(a), above, Borrower shall thereafter fully comply with such covenant.  The waiver contained in this paragraph shall not operate to waive any non-compliance with any other provision, nor require the Bank in future to waive compliance with such covenant or any other requirement, covenant, or condition of the Agreement.

k.
As required under Section 5.3(2) of the Agreement, and subject to execution of a subordination agreement in form acceptable to Bank, the Bank consents to the Borrower granting a junior lien to American Republic Investment Co. to secure repayment of loans from its affiliated company American Republic Investment Co.  Such junior liens or mortgages shall be granted only on the Borrower’s property subject to that certain Mortgage granted by Borrower to Bank dated December 17, 2009, recorded in Sandoval County, State of New Mexico,  on December 18, 2009, as record number 2009036012 in Book 412, Page 36012, as modified from time to time.

l.	The minimum net worth requirement of Section 4.4(a) of the Agreement is revised by replacing existing language with the following:
a.
a minimum Tangible Net Worth at the end of each fiscal quarter of not less than $57,500,000.00.  “Tangible Net Worth” means stockholder's equity: i) minus the aggregate of any treasury stock, any intangible assets and any obligations due from stockholders, employees and/or affiliated entities, and ii) plus any indebtedness included in the calculation of stockholder’s equity which constitutes “Subordinated Indebtedness” under the Subordination Agreement dated April 29, 2011 between Borrower and Bank.

4.           Default Interest Rate.  Following the occurrence of any Event of Default under the Agreement, Bank may then or at any time thereafter, and without prior notice to Borrower, increase the interest rate on the Note to a rate of 6.50% over the applicable Reference Period Index.

5.           The representations and warranties of the Borrower in the Agreement are hereby ratified and reaffirmed.

6.           The Borrower hereby represents and warrants to Bank as follows:

a.	The Borrower has the power and authority to enter into this Amendment and to do all acts and things as are required or contemplated hereunder to be done, observed and performed by them.

b.
This Amendment has been duly authorized, validly executed and delivered by one or more authorized officers of the Borrower and constitutes the legal, valid and binding obligations of the Borrower enforceable against it in accordance with its terms, provided that such enforceability is subject to general principles of equity.

c.
The execution and delivery of this Amendment and the performance by the Borrower hereunder does not and will not, as a condition to such execution, delivery and performance, require the consent or approval of any regulatory authority or governmental authority or agency having jurisdiction over the Borrower, nor be in contravention of or in conflict with the articles of incorporation, bylaws or other organizational documents of the Borrower, or the provision of any statute, or any judgment, order or indenture, instrument, agreement or undertaking, to which the Borrower is party or by which the assets or properties of the Borrower is or may become bound.

7.           The Borrower represents that it does not have any set-offs, defenses, recoupments, offsets, counterclaims or other causes of action against Bank relating to the Loan Documents and the indebtedness evidenced and secured thereby and agrees that, if any such set-off, defense, counterclaim, recoupment or offset otherwise exists on the date of this Amendment, each such defense, counterclaim, recoupment, offset or cause of action is hereby waived and released forever.

8.           For and in consideration of the obligations set forth herein and intending to be legally bound hereby, the Borrower does hereby remise, release and forever discharge Bank, and its respective successors and assigns, of and from and all manner of actions, causes of actions, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands of whatsoever nature, in law, in equity or in admiralty, direct or indirect, known or unknown, matured or not matured, including for contribution and/or indemnity, that the Borrower has ever had or now has, including, without limitation, those with respect to any and all matters alleged or which could have been alleged, with respect to the Loan Documents or the making or administration of the loans up to and including the date of this Amendment.  The general release hereby entered into and executed by Borrower is intended by Borrower to be final, complete and total as to all matters that have arisen or occurred up to and including the date of this Amendment.

9.           The Borrower agrees to promptly take such action, upon the request of Bank, as is necessary to carry out the intent of this Amendment.

10.         The Agreement, as modified and amended by this Amendment, remains in full force and effect.

11.         Upon full execution of this Amendment, the full execution of all supporting documents contemplated herein and the payment of the amount required by Paragraph 3(a) hereinabove, the Bank waives any non-compliance with this Agreement which could constitute an Event of Default through the effective date of this Amendment, as to:
a. the Note maturity,
b. the minimum net worth requirement of Section 4.4(a), and
c. the debt coverage ratio requirement of Section 4.4(b).
The waivers contained in this paragraph shall not operate to waive any other non-compliance with any other provision of the Agreement, nor require the Bank in future to waive compliance with any covenant, requirement, term, or condition under the Agreement.  Borrower represents and warrants that there are, as of the effective date of this Amendment, no other existing Events of Default under the Agreement.  The Bank acknowledges that it has no current actual knowledge, as of the date of this Amendment, of any other Events of Default.

AMREP SOUTHWEST INC.,
A New Mexico corporation,

By:      /s/ James Wall, Jr.
       James Wall, Jr., Vice President

COMPASS BANK

By:     /s/ Robert E. Morris
Robert E. Morris,
Executive Vice President, ARMS

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